PURCHASE AND SALE OF MERCHANTABLE TIMBER


     This Agreement for the Purchase and Sale of Merchantable Timber (the "Agreement") is entered into this 31st day of July, 1996 by and between Siskon Gold Corporation, a California Corporation (the "Seller") and Robinson Enterprises, a California Corporation (the "Buyer").

                        W I T N E S S E T H

     WHEREAS, Seller is the owner of approximately two-thousand acres of real property located in Nevada County, California; and

     WHEREAS, Buyer wishes to purchase the merchantable timber herein designated now growing on and forming a part of the real property and to harvest such merchantable timber for a period of three (3) years from the date of this Agreement.

     NOW, THEREFORE, in consideration of the promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto mutually agree as follows:

                             ARTICLE 1
                              GENERAL

1.1 THE SAN JUAN RIDGE PROPERTY. The real property from which Buyer may remove merchantable timber under this Agreement and on which the merchantable timber agreed to be sold by this Agreement is now growing, and of which it now forms a part, is that certain real property located in Nevada County, California, as more particularly illustrated and described on EXHIBIT A hereto and made a part hereof (the "San Juan Ridge Property").

                             ARTICLE 2
                         PURCHASE AND SALE

2.1 PURCHASE AND SALE. Seller shall sell the merchantable timber now growing on the San Juan Ridge Property to Buyer for a period of three (3) years from the date of closing (the "Merchantable Timber"), and Buyer shall purchase the Merchantable Timber from Seller on the terms and subject to the conditions specified in this Agreement.

2.2 PRICE. The purchase price for the Merchantable Timber shall be four hundred fifty thousand dollars ($450,000) (the "Purchase Price").

2.3  PAYMENT.   The  Purchase  Price  shall  be  paid  in full, by cash  or cashier's check, prior to any harvesting or logging of timber, as provided in this Agreement.
                             ARTICLE 3
                            CONDITIONS

3.1 GENERAL. The provisions of this Article are conditions to the sale of the Merchantable Timber.

3.2 DEED. Upon execution of this Agreement, Seller shall deliver to Buyer a Quitclaim Deed to Merchantable Timber on the San Juan Ridge Property.

3.3  PAYMENT.   Upon  execution  of this Agreement, Buyer shall deliver  to
Seller the full purchase price of $450,000, in cash or cashier's check, and in a manner acceptable to Seller.

                             ARTICLE 4
                               TERM

4.1 TERM OF AGREEMENT. This Agreement shall expire three (3) years from the date of this Agreement (the "Termination Date"), unless sooner terminated by written agreement executed by both Seller and Buyer. In no event, however, shall this Agreement be extended beyond a period of three
(3) years.

                             ARTICLE 5
                  MERCHANTABLE TIMBER BEING SOLD

5.1 MERCHANTABLE TIMBER SOLD. The Merchantable Timber agreed to be sold by Seller and purchased by Buyer consists of

     (a) All timber, other than oak or madrone, on the San Juan Ridge Property defined as merchantable by the official rules of a recognized timber scaling and grading bureau including short logs; and

     (b) All trees, other than oak or madrone, now growing, standing, or lying on said real property.

5.2 EXCLUDED TIMBER. The Merchantable Timber agreed to be sold by Seller and purchased by Buyer shall not consist of any deciduous tree species such as oak or madrone, or any timber within one hundred (100) feet of existing temporary or permanent buildings, standby generators or the waste dump at the mine portal.

                             ARTICLE 6
                         SCALING OF TIMBER

6.1 SCALING. All Merchantable Timber purchased by Buyer pursuant to this Agreement or removed from the San Juan Ridge Property by Buyer pursuant to this Agreement shall be scaled at the sole cost and expense of Buyer.

6.2 AVAILABLE INFORMATION. Seller shall make available to Buyer any and all applicable information in its possession concerning previously conducted environmental studies of the San Juan Ridge Property or other related information which may assist Buyer in complying with governmental requirements and conducting its operations, as provided in this Agreement. Seller further agrees to cooperate with Buyer in its efforts to meet such governmental requirements. Seller makes no representations or warranties regarding the accuracy or completeness of such information provided to Buyer, and such information is intended solely to assist Buyer in its independent preparation of environmental impact reports or related governmental requirements.

6.3 BOUNDARIES. Seller shall identify and "mark" for Buyer the boundaries which encompass the San Juan Ridge Property.

                             ARTICLE 7
                        OPERATIONS BY BUYER

7.1 BUYER'S OPERATIONS. Buyer shall, at Buyer's own cost and expense, fell and remove the Merchantable Timber from the San Juan Ridge Property. Buyer shall fell and remove the Merchantable Timber in a good and workmanlike manner and operate under a state approved forest plan, which includes erosion, reforestation and related environmental protection measures. Buyer shall fell and remove the Merchantable Timber on or before the Termination Date, and shall do Buyer's utmost to prevent unnecessary damage, including damage by forest fire or like calamity, to the San Juan Ridge Property or any adjoining property.

7.2  BUYER'S COVENANT AGAINST INTERFERENCE.   Buyer  shall  not  in any way
impede Seller's active mining operations or interfere with any activities associated with Seller's active mining operations.

                             ARTICLE 8
                             NO LIENS

8.1 NO LIENS. Buyer shall fell, cut, and remove the timber sold under this Agreement from the San Juan Ridge Property at its own cost and expense and shall allow no lien to attach to said real property for any materials furnished or labor rendered by any person or entity in performance of Buyer's duties or rights under this Agreement.

                             ARTICLE 9
                       EXAMINATION BY BUYER

9.1 BUYER'S EXAMINATION. Buyer hereby agrees with and represents to Seller that it has carefully examined the San Juan Ridge Property and all timber thereon and that it is entering this Agreement and agreeing to purchase the timber herein described as a result of its examination of said real property and the timber thereon and not as a result of any representations made to it by Seller, or any agent of Seller, not contained in this Agreement including, but not limited to, the records of survey, maps or any related materials received by Buyer or the accuracy of such materials.
                            ARTICLE 10
                          INDEMNIFICATION

10.1 INDEMNIFICATION. Buyer shall indemnify and hold Seller and the property of Seller, including said real property, free and harmless from any and all claims, losses, damages, injuries, and liabilities arising from the death or injury of any person or persons, or from the damage or destruction of any property or properties caused by or connected with the performance of this Agreement by Buyer, its agents, servants, subcontractors, or employees.

                            ARTICLE 11
                  WORKER'S COMPENSATION INSURANCE

11.1 WORKER'S COMPENSATION. Buyer, at its own cost and expense, shall procure and maintain in full force and effect during its felling or removal of timber from said real property pursuant to this Agreement or otherwise, a policy of workers' compensation or employer's liability insurance for the protection of Buyer's employees, including executive, managerial, and supervisorial employees, engaged in work on said real property. Further, should Buyer employ any subcontractors or sub-buyers in any way it shall insist that they also procure and maintain a policy of workers' compensation or employer's liability insurance for the protection of their employees engaged in work on said real property. Buyer further agrees that the certificates for the insurance policies required by this Paragraph shall be displayed to Seller or Seller's representative at any time on request.

                            ARTICLE 12
                        LIABILITY INSURANCE

12.1 INSURANCE COVERAGE. At all times under this Agreement, Buyer shall maintain the following insurance which shall include a provision naming Seller as an additional insured and providing that the policies will not be canceled or modified without thirty days (30) written notice to Seller. Compliance by Buyer with the insurance requirements of this Agreement shall not relieve Buyer of the indemnification contained in Article 10. Buyer shall deliver proof of such insurance to Seller prior to any harvesting or logging of merchantable timber, as provided in this Agreement.

     a. Comprehensive General Liability insurance as shall protect Buyer and Seller from claims for damages for bodily injury, including wrongful death, as well as from claims for property damages which may arise from any operations, whether such operations be by Buyer or by anyone directly or indirectly employed by Buyer.

          Minimum required amounts are:

          Bodily Injury:      $  500,000 each person and
                              $1,000,000 each accident

          Property Damage:    $  500,000 each occurrence
     b. Comprehensive Automobile Liability insurance protecting Buyer and Seller from claims for damages for property damage and bodily injury, including wrongful death, which may arise from the ownership, use or maintenance of owned and non-owned or rented vehicles, including licensed or unlicensed or rented vehicles, by Buyer or by anyone directly or indirectly employed by Buyer.

          Minimum required amounts are:

          Bodily Injury:      $  500,000 each person and
                              $1,000,000 each accident

          Property Damage:    $  500,000 each accident

                            ARTICLE 13
                              DEFAULT

13.1 DEFAULT. Should Buyer default in the performance of any conditions of this Agreement, Seller may suspend all future operations by Buyer under this Agreement or on said real property until the default is corrected by Buyer on giving Buyer 30 days' notice in writing of the default and Seller's election to suspend operations under this Paragraph.

                            ARTICLE 14
                           MISCELLANEOUS

14.1 INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any legal action to enforce or interpret the provisions of this Agreement may be commenced only in the Municipal or Superior Court of the County of Nevada, State of California. The captions of paragraphs used in this Agreement are for convenience only. The provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of Seller and Buyer.

14.2 TIME OF ESSENCE.  Time is of the essence of this Agreement.

14.3 ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties; any previous understandings of the parties regarding the subject matter of this Agreement are expressly declared void and are superseded by this Agreement.

14.4 ATTORNEY'S FEES. In the event either Seller or Buyer shall commence legal proceedings for the purpose of enforcing any provision or condition hereof, or by reason of any breach arising under the provisions hereof, other than as provided for by law, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

14.5 SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

14.6 EXHIBITS AND SCHEDULES. All Exhibits hereto are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement, in any of such writings or elsewhere, shall be deemed to refer to and include all such Exhibits.
14.7 SEVERABILITY. If any term or provision of this Agreement shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement shall not be affected.

14.8 EXECUTION  IN  COUNTERPARTS.   This   Agreement  may  be  executed  in
counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

14.9 ASSIGNMENT. This Agreement shall not be assigned by Buyer without the prior written approval of Seller.


     IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.




BUYER:                             SELLER:

ROBINSON ENTERPRISES               SISKON GOLD CORPORATION
a California corporation           a California corporation




_____________________________      ___________________________________
Lowell Robinson, President         Michael K. Epstein, Vice -President